FOR FURTHER INFORMATION:

AT FIRST MERCURY FINANCIAL:	AT FINANCIAL RELATIONS BOARD:
Bill Kindorf	Leslie Loyet
VP – Corporate Development	Analysts/Investors
(248) 358-4010	(312) 640-6672
bkindorf@firstmercury.com	lloyet@frbir.com

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 9, 2006

FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

SOUTHFIELD, MI – November 9, 2006 – First Mercury Financial Corporation (NYSE: FMR) today announced results for the third quarter and nine months ended September 30, 2006. Subsequent to the end of the quarterly reporting period, the Company successfully completed its initial public offering ("IPO") on October 23, 2006.

Highlights for the third quarter 2006 versus third quarter 2005 include:

•	Pro forma net income increased 26% to $8.5 million
•	Net income increased 16% to $6.9 million
•	Annualized return on average stockholders’ equity of 35.1%
•	Combined ratio of 65.3% compared to 75.8% in 2005
•	Premiums produced increased 17% to $53.3 million
•	October IPO generated net proceeds of approximately $174.0 million

Highlights for the year-to-date, nine-month period ended September 30, 2006 versus same period 2005 include:

•	Pro forma net income increased 22% to $22.7 million
•	Net income increased 2% to $18.3 million
•	Annualized return on average stockholders’ equity of 33%
•	Combined ratio of 69.7% compared to 70.8% in 2005
•	Premiums produced increased 27% to $172.4 million

First Mercury Financial Corporation

“Strong underwriting results, combined with the earnings from our non-risk bearing insurance services business, and growth in our security and specialty classes, led to record third quarter performance,” said Richard Smith, president and chief executive officer. “Our ability to deliver this kind of performance while preparing for First Mercury’s initial public offering is a testament to the dedication and focus of our outstanding team.”

For the three months ended September 30, 2006, premiums produced were $53.3 million, a 17 percent increase over premiums produced during the same period in 2005. For the nine months ended September 30, 2006, premiums produced were $172.4 million, a 27 percent increase over premiums produced during the same period in 2005. Premiums produced consists of all of the premiums billed by CoverX®, First Mercury’s licensed wholesale insurance broker, which produces and underwrites all of the Company’s business.

First Mercury’s combined ratio for the third quarter was 65.3 percent compared with 75.8 percent for the year-ago period. The Company’s combined ratio was 69.7 percent for the nine months compared with 70.8 percent for the year-ago period.

Net investment income earned in the third quarter was $2.4 million, up 38 percent from the third quarter of 2005. Net investment income earned for the nine months was $6.7 million, a 34 percent increase over the same period in 2005.

Net income for the third quarter increased 16 percent to $6.9 million compared to $6.0 million for the same period in 2005. Net income for the nine months increased 2 percent to $18.3 million compared to $17.9 million for the same period in 2005.

Pro forma net income for the third quarter was $8.5 million compared to $6.7 million for the year-ago period, an increase of 26 percent from the third quarter of 2005. Pro forma net income for the nine months was $22.7 million compared to $18.6 million, an increase of 22 percent from the year-ago period. Pro forma net income represents net earnings excluding the impact of interest expense, net of taxes, on senior notes which were issued in August 2005 and repaid in October 2006 with proceeds from First Mercury’s IPO.

Mr. Smith concluded, “With the proceeds from our IPO, we anticipate continued growth in our annual revenues in excess of 20 percent for 2007 to result in a return on average stockholders’ equity for 2007 of over 20 percent.”

First Mercury Financial Corporation

Pro Forma Net Income Reconciliation

	Three Months		Nine Months
	ended September 30,	ended September 30,
($ in thousands)	2006	2005 (2)	2006	2005 (2)

Net income	$ 6,925	$ 5,968	$ 18,271	$ 17,884

Interest expense on senior

notes, net of taxes	1,543	754	4,455	754
Pro Forma net income (1)	$ 8,468	$ 6,722	$ 22,726	$ 18,638

Pro Forma Stockholders’ Equity ($ in thousands)

Stockholders’ equity at September 30, 2006	$ 83,453
Net proceeds from issuance of common stock	173,967
Redemption of preferred stock	(63,567)
Repurchase of Glencoe common stock	(24,691)
Expenses related to repayment of $65 million of senior notes	(4,728)
Pro forma stockholders’ equity (3)	$164,434

Conference Call Details

The company will host a conference call today at 10:00 a.m. Eastern Time to discuss third quarter results. The call can be accessed live by dialing 888-802-2225 or by visiting First Mercury Financial Corporation’s website at www.firstmercury.com.

Investors may access a replay by dialing 888-203-1112, passcode 1526054, which will be available through November 16, 2006. The webcast replay will also be archived in the “Investor Relations” section of the company’s website.

About First Mercury Financial Corporation

First Mercury Financial Corporation markets and underwrites specialty commercial insurance products, focusing on niche and underserved segments where the company has underwriting expertise and other competitive advantages.  During the company’s 33 years of underwriting risks, First Mercury has established CoverX® as a recognized brand among insurance agents and brokers. As primarily an excess and surplus (E&S) lines underwriter, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to underwrite such risks profitably.

Safe Harbor Statement

This release contains forward-looking statements that relate to future periods and includes statements regarding our anticipated performance. Generally, the words

First Mercury Financial Corporation

“anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to maintain or the lowering or loss of one of our financial or claims-paying ratings; our actual incurred losses exceeding our loss and loss adjustment expense reserves; the failure of reinsurers to meet their obligations; our inability to obtain reinsurance coverage at reasonable prices; the failure of any loss limitations or exclusions or changes in claims or coverage; our lack of long-term operating history in certain specialty classes of insurance; our ability to acquire and retain additional underwriting expertise and capacity; the concentration of our insurance business in relatively few specialty classes; competition risk; fluctuations and uncertainty within the excess and surplus lines insurance industry; the extensive regulations to which our business is subject and our failure to comply with these regulations; our ability to maintain our risk-based capital at levels required by regulatory authorities; our inability to realize our investment objectives; and the risks identified in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ.

For more information on the company, please visit the company’s website at www.firstmercury.com

First Mercury Financial Corporation

FIRST MERCURY FINANCIAL CORPORATION AND SUBSIDIARIES [4]

Condensed Interim Consolidated Statements of Operations
(Unaudited)

	Successor Nine Months Ended September 30, 2006	Successor August 17 to September 30, 2005	Predecessor January 1 to August 16, 2005	Combined [2] Nine Months Ended September 30, 2005
Operating Revenue				
Net earned premiums	$ 83,804,218	$ 12,656,906	$ 57,575,789	$ 70,232,695
Commissions and fees	12,478,369	3,167,966	13,649,492	16,817,458
Net investment income	6,716,564	871,326	4,118,590	4,989,916
Net realized gains (losses) on investments	(14,250)	16,163	(57,919)	(41,756)
Total Operating Revenues	102,984,901	16,712,361	75,285,952	91,998,313
Operating Expenses				
Losses and loss adjustment expenses, net	43,186,133	6,537,310	28,072,054	34,609,364
Amortization of deferred acquisition expenses	12,637,962	2,683,362	12,675,827	15,359,189
Underwriting, agency and other expenses	9,871,557	3,405,552	7,758,250	11,163,802
Amortization of intangible assets	875,000	142,663	732,337	875,000
Total Operating Expenses	66,570,652	12,768,887	49,238,468	62,007,355
Operating Income	36,414,249	3,943,474	26,047,484	29,990,958
Interest Expense	8,235,513	1,367,844	1,518,649	2,886,493
Change In Fair Value of Derivative Instruments	(50,667)	(186,939)	(230,291)	(417,230)
Income Before Income Taxes	28,229,403	2,762,569	24,759,126	27,521,695
Income Taxes	9,958,871	1,000,814	8,636,398	9,637,212
Net Income	$ 18,270,532	$ 1,761,755	$ 16,122,728	$ 17,884,483
Earnings Per Share: [5] [6]				
Basic	$ 3.69	$ 0.32	$ 1.12	
Diluted	$ 1.48	$ 0.15	$ 0.80	
Weighted Average Shares Outstanding: [5] [6]				
Basic	4,206,556	4,141,454	12,536,224	
Diluted	12,315,035	11,963,540	20,093,596	
GAAP Underwriting ratios:				
Loss ratio	51.5%	51.7%	48.8%	49.3%
Expense ratio	18.2%	30.1%	19.6%	21.5%
Combined ratio	69.7%	81.8%	68.4%	70.8%
Other Data:				
Annual Return on average stockholders' equity [7]	33.0%	–	–	38.6%

First Mercury Financial Corporation

FIRST MERCURY FINANCIAL CORPORATION AND SUBSIDIARIES [4]

Condensed Interim Consolidated Balance Sheets

ASSETS	(Unaudited) September 30, 2006	December 31, 2005
Investments		
Debt securities	$ 219,570,997	$ 182,679,565
Equity securities and other	3,105,965	3,332,816
Short-term	26,139,947	25,012,499
Total Investments	248,816,909	211,024,880
Cash and cash equivalents	7,693,227	8,399,598
Premiums and reinsurance balances receivable	14,084,459	17,573,531
Accrued profit sharing commissions	9,593,923	9,606,916
Reinsurance recoverable on paid and unpaid losses	57,251,799	22,482,855
Prepaid reinsurance premiums	49,517,959	36,879,714
Deferred acquisition costs	5,433,712	9,700,457
Intangible assets, net of accumulated amortization	38,272,724	30,645,143
Other assets	12,446,877	19,284,117
Total Assets	$ 443,111,589	$ 365,597,211
LIABILITIES AND STOCKHOLDERS' EQUITY		
Loss and loss adjustment expense reserves	$ 172,068,573	$ 113,863,642
Unearned premium reserves	92,216,904	84,476,255
Senior notes	65,000,000	65,000,000
Long-term debt	20,620,000	20,620,000
Other liabilities	9,753,084	17,310,666
Total Liabilities	359,658,561	301,270,563
Stockholders' Equity: [5]		
Convertible preferred stock, Series A voting, $0.01 par value; authorized 400 shares; issued and outstanding 400 shares	4	4
Common stock, $0.01 par value; authorized 55,130,000 shares; issued and outstanding 4,484,209 and 4,178,454 shares	44,842	41,785
Paid-in capital	59,610,919	58,857,245
Accumulated other comprehensive loss	(587,547)	(1,284,164)
Treasury stock	(597,500)	–
Retained earnings	24,982,310	6,711,778
Total Stockholders' Equity	83,453,028	64,326,648
Total Liabilities and Stockholders' Equity	$ 443,111,589	$ 365,597,211

First Mercury Financial Corporation

Footnotes

(1)	Pro Forma net income represents net income excluding the impact of interest expense, net of taxes, on senior notes which were issued in August 2005 and repaid in October 2006.

(2)

The Combined amounts for three months ended September 30, 2005 represent the mathematical addition of the historical results for (i) the predecessor period from July 1, 2005 through August 16, 2005, and (ii) the successor period from August 17, 2005 through September 30, 2005. The Combined amounts for the nine months ended September 30, 2005 represent the mathematical addition of the historical results for (i) the predecessor period from January 1, 2005 through August 16, 2005, and (ii) the successor period from August 17, 2005 through September 30, 2005. This approach is not consistent with generally accepted accounting principles and yields results that are not comparable on a period-to-period basis. However, we believe it is the most meaningful way to discuss our operating results for 2005 when comparing them to our operating results for 2006.

(3)	Pro Forma amounts reflect the impact on the September 30, 2006 Stockholders’ Equity as if the IPO which was completed on October 23, 2006, had been completed as of September 30, 2006.

(4)

First Mercury Holdings, Inc. was merged into First Mercury Financial Corporation on October 16, 2006. Reflects amount applicable to First Mercury Holdings, Inc. and consolidated subsidiaries at September 30, 2006.

(5)	Reflects 925 to 1 stock split that occurred on October 16, 2006 for all periods presented.

(6)

Earnings per share and shares outstanding are not provided for the Combined three months and nine months ended September 30, 2005 due to First Mercury Holdings, Inc.'s purchase and exchange of shares on August 17, 2005.

(7)

Annual return on average stockholders' equity was provided for the 2005 Combined column only because we do not believe the separate predecessor and successor stub periods ending August 16 and beginning August 17 are meaningful.